Exhibit 99.1
                                                ------------

         UNITED AIRLINES REACHES TENTATIVE AGREEMENT
             WITH DELTA TO EXPAND GLOBAL ACCESS

 Agreement Would Give Consumers More Choice, Convenience and
                        Price Options

     Chicago, IL, April 30, 1998 -- United Airlines announced today that it has reached a tentative agreement with Delta Air Lines to explore a global alliance. This new bilateral agreement would enable consumers to take advantage of the frequent flier programs, pricing options, and route and reservations systems of both carriers and link more U.S. communities to destinations around the world. Implementation of the agreement is subject to approval of both companies' pilot unions.

     Plans call for the agreement to be implemented first in the United States and then internationally, pending the concurrence of foreign partners and the governments affected, said United. The U.S. government's initiative to open skies around the world has created opportunities for carriers to bring to consumers new competitive choices that did not exist before. It is the goal of the alliance to capitalize on these new opportunities where available. Europe is excluded from the agreement with Delta because of the uncertainty and complexity of the European regulatory environment. This new bilateral arrangement would allow both United and Delta to keep their existing multi-lateral global alliances intact. United's commitment to Star Alliance and each of its other partners is unwavering.

     "This agreement represents the wave of the aviation future," said Gerald Greenwald, chairman and chief executive officer of United Airlines. "The economy and business have gone global; so have communications. Our customers tell us they need the same from us in transportation. No one carrier has the capability or resources to meet this demand alone. By sharing resources, United and Delta will be able to provide competitive access to the domestic and global marketplace without costly and time-consuming investments in new equipment and facilities.

     "During the course of discussions, it became
increasingly clear to both companies that the industry has to provide a new level of service in the decades ahead,"
Greenwald said.   "This means providing seamless, one-ticket
travel without compromising amenities or the benefits of frequent flier and other rewards programs."

     Greenwald emphasized that the new alliance would not be a merger. "This alliance would allow us to pursue our customer-focused aims even as we preserve our strategic and competitive flexibility and our respective cultures," Greenwald said. "United is a majority employee-owned airline, and this alliance would enhance both our company and the job opportunities and career security of our employees."

     A codesharing alliance would enable the two carriers to sell seats on each other's flights by sharing codes in computer reservations systems. For example, a single flight from Chicago to Atlanta on a United aircraft would now have codes for both companies: UA 901 and DL 901. Under the codeshare agreement, United and Delta reservations offices would offer tickets from both carriers, and customers would choose which airline they prefer.

     Through codesharing on Delta, United customers would have increased access to Delta's extensive network in the Northeast, Southeast and Southwest, including the Delta Shuttle in New York, Boston and Washington, D.C., and Delta Express in the Florida market. United customers in Manchester, New Hampshire; and Madison, Wisconsin; for example, would have access to Savannah, Georgia; and Charleston, South Carolina; and international destinations such as Bermuda; Nice, France; and Manchester, England. Overall, United through codesharing would serve 39 new U.S. cities and offer 2,528 new daily nonstop flights in 319 city pairs. For comparison purposes, the carriers estimate a combined gross revenue benefit of $600 million upon full implementation of the alliance. The revenue benefits are anticipated to accrue to each carrier roughly equally. This figure assumes no other major U.S. domestic alliances. The carriers expect a positive revenue benefit compared to today even if other major U.S. domestic alliances are completed.

     At the same time, customers would enjoy enhanced online service at nine U.S. hubs--Chicago, New York, Washington, DC, Denver, San Francisco, Atlanta, Cincinnati, Salt Lake City and Dallas/Fort Worth -- that would not be possible without cooperation of this kind. Customers in small and medium-sized communities like Des Moines, Iowa; Burbank, California; and White Plains, New York, would no longer have to suffer the delays and costs associated with multiple check-ins and baggage transfers.

Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995: Information in this press release on the revenue benefits of the proposed transaction is forward-looking, and actual results could differ materially from expected results. Factors that could significantly affect revenue benefits include: the implementation of alliances by competitors; the outcome of discussions with both carriers' pilot unions, international partners, and commuter carriers regarding implementation of the proposed transaction; actions of the U.S., foreign, and local government; the economic environment of the airline industry and the general economic environment.